AGREEMENT AND PLAN OF MERGER

by and among

MOBILEPRO CORP.,

AFN ACQUISITION CORP.,

AMERICAN FIBER NETWORK, INC. AND

THE BETHELL FAMILY TRUST

Dated as of June 30, 2005

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2005 (this “Agreement”), is made by and among Mobilepro Corp., a Delaware corporation (“Buyer”), AFN Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Buyer (“Buyer Sub”), American Fiber Network, Inc., a Delaware corporation (the “Company”) and The Bethell Family Trust, under Trust Agreement dated June 1, 1993 (the “Company Stockholder”).

WHEREAS, the Board of Directors of Buyer, Buyer Sub and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into the Buyer Sub, with the Buyer Sub being the surviving entity (the “Merger”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
The Merger

Section 1.1  The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “Delaware Law”), upon the execution of this Agreement and concurrent with the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) (in accordance with the relevant provision of Delaware Law), the Company shall merge with and into the Buyer Sub. The separate corporate existence of the Company will cease upon the filing of the Certificate of Merger (the “Effective Time”), and the Buyer Sub will continue as the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) in the Merger. The Surviving Corporation will be governed by the laws of the State of Delaware.

For purposes of this Agreement, the date of the filing of the Certificate of Merger shall be known as the “Closing Date” and the actions taken on such date and at such time, the “Closing.”

Section 1.2  Effect of the Merger; Closing. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law. At the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer Sub not paid by the Company at or before Closing will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3  Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, provided however, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to reflect that the name of the Surviving Corporation will be “American Fiber Network, Inc.”

Section 1.4  Bylaws. At the Effective Time, the bylaws of the Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, provided however, that the bylaws of the Surviving Corporation will be amended to reflect that the name of the Surviving Corporation will be “American Fiber Network, Inc.”

Section 1.5  Board of Directors and Officers. The directors and corporate officers of Buyer Sub immediately prior to the Effective Time shall continue to be the directors and corporate officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed (as the case may be) and qualified.

Section 1.6  Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Sub, the Company or the holder of any shares of capital stock of the Company or Buyer Sub:

(a)  Each share of the Company Stock (as defined in Section 2.2(a)) issued and outstanding immediately prior to the Effective Time, shall be converted into and become the right to receive:

(i)  An amount in cash determined by dividing $1,500,000 by the number of issued and outstanding shares of the Company’s Common Stock, on the date of the Closing (for an aggregate cash consideration to the Company shareholders of $1,500,000) (the “Cash Consideration”).

(ii)   the “Applicable Number” of fully paid and nonassessable shares of Buyer Common Stock (the “Stock Consideration”, together with the Cash Consideration, the “Merger Consideration”). Unless there is an adjustment to the shares to be issued in the Merger pursuant to Section 1.9 below, the “Applicable Number” for the conversion of the Company Common Stock will be determined by dividing (a) the Applicable Stock Number by (b) the sum of the total number of issued and outstanding shares of Company Common Stock, plus the total number of shares of Company Common Stock, as of the Effective Time.

For purposes of this Section 1.6, the “Applicable Stock Number” shall be determined as follows: (x) if the Closing Price (as defined below) is greater than $0.37, that number equal to the product of (A) Ten Million (10,000,000) and (B) that number determined by dividing $0.37 by the Closing Price; or (y) if the Closing Price is equal to or less than $0.37, Ten Million (10,000,000).

For purposes of this Agreement, the “Closing Price” shall mean the average of the closing prices of the Buyer Common Stock on the OTC Bulletin Board market on the ten trading days ending the day before the Closing.

(b)  The shares of Buyer Common Stock will not have been registered and will be deemed to be “restricted securities” under federal securities laws and may not be resold without registration under or exemption from the Securities Act of 1933, as amended (the “Securities Act”). Each certificate evidencing shares of Buyer Common Stock will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO MOBILEPRO CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 1.7  General Escrow Shares.

(a)  General Escrow Shares. At the Effective Time, and except as provided below, Buyer shall withhold from the Stock Consideration, the General Escrow Shares (as defined below) which shall be allocated among the Company shareholders on a pro-rata basis based upon the number of shares each such holder is entitled to receive pursuant to Section 1.6 with respect to its shares of the Company Stock relative to the number of shares and amount of cash all such holders are entitled to receive pursuant to Section 1.6 with respect to their shares of the Company Stock (“Pro Rata Share”). Any such General Escrow Shares will be delivered by Buyer to Chicago Title Insurance Company (the “Escrow Agent”), as escrow agent, to be held pursuant to the terms of the escrow agreement (the “Escrow Agreement”), in a form that is mutually acceptable to Buyer and the Company. The payment of any General Escrow Shares in satisfaction of any indemnification obligations under ARTICLE VI and the adjustment provisions in Section 4.4 shall be made on a pro rata basis based upon each holders’ Pro Rata Share. Escrow Agent shall hold the General Escrow Shares for eighteen (18) months following the Effective Time of the Merger (the “General Escrow Period”) as security for the Company indemnification obligations for Damages under ARTICLE VI and the adjustment provisions in Section 4.4.

For purposes of this Agreement, “General Escrow Shares” shall mean: (i) if the Closing Price is greater than $0.37, that number of shares of Buyer Common Stock equal to the product of (x) Four Million (4,000,000) and (y) that number determined by dividing $0.37 by the Closing Price; (ii) if the Closing Price is greater than $0.18 but less than or equal to $0.37, that number of shares of Buyer Common Stock equal to the difference between (x) Ten Million (10,000,000) and (y) the product of (A) Six Million (6,000,000) and (B) that number equal to $0.30 divided by the Closing Price; or (iii) if the Closing Price is equal to or less than $0.18, Zero shares of Buyer Common Stock.

(b)  Distributions on General Escrow Shares. Any dividends or distributions payable in shares of Buyer Common Stock or other equity securities or issued upon a stock split made in respect of any General Escrow Shares shall be considered General Escrow Shares hereunder. Cash dividends and any other dividends or distributions in kind on the General Escrow Shares (“General Escrow Dividends”) shall be distributed to the Company shareholders in accordance with their respective Pro Rata Shares within fifteen (15) business days following the expiration of the General Escrow Period.

(c)  Voting of General Escrow Shares. The Company shareholders on whose behalf General Escrow Shares are held by Escrow Agent shall be entitled to vote such shares. Buyer need not forward proxy information, annual or other reports or other information with respect to the General Escrow Shares to the Company Shareholders to the extent such documents or materials are otherwise furnished by Buyer with respect to other shares of Buyer Common Stock distributed to such holders pursuant to this Agreement.

(d)  Release of General Escrow Shares. As soon as reasonably practicable (but in any event within ten (10) business days) following the expiration of the General Escrow Period, Escrow Agent shall release to the Company shareholders, at their respective addresses and in accordance with their respective Pro Rata Shares and General Escrow Dividends, and all of the remaining General Escrow Shares, if any, in excess of (i) any General Escrow Shares delivered by Escrow Agent in satisfaction of Claims (as defined in ARTICLE VI) for Damages (as defined in ARTICLE VI) by Buyer Indemnified Persons (as defined ARTICLE VI) and (ii) any amount of General Escrow Shares that is necessary to satisfy all unresolved, unsatisfied or disputed Claims for Damages specified in any Notice of Claim (as defined in ARTICLE VI) delivered to the Representative before the expiration of the General Escrow Period. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the General Escrow Period, then Escrow Agent shall retain possession of that number of General Escrow Shares determined by dividing the total maximum amount of Damages then being claimed by Buyer Indemnified Persons in all such unresolved, unsatisfied or disputed Claims by the Effective Current Price, and as soon as reasonably practicable (but in any event within ten (10) business days) following resolution of all such Claims, Escrow Agent shall release to the Company shareholders, at their respective addresses and in accordance with their respective Pro Rata Shares of the General Escrow Shares, all remaining General Escrow Shares, if any, not required to satisfy such Claims. Such releases of General Escrow Dividends shall be made by check. If the number of General Escrow Shares to be distributed to any Company shareholder is not evenly divisible by one, Buyer shall round to the nearest whole number.

For purposes of this Agreement, the “Effective Current Price” shall mean the average of the closing prices of the Buyer Common Stock on the OTC Bulletin Board market on the ten trading days ending the day before the date of the expiration of the General Escrow Period.

(e)  No Transfer or Encumbrance. To the extent permitted by applicable law, no General Escrow Shares, General Escrow Dividends or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by Buyer or a Company shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Buyer or such Company shareholder or used for any reason, prior to (i) in the case of Buyer, the retention of General Escrow Shares in satisfaction of a resolved Claim for Damages or to address any post-closing Merger Adjustment in accordance with this Agreement or (ii) in the case of the Company shareholders, the release by Escrow Agent to the Company shareholders of General Escrow Shares or General Escrow Dividends, in accordance with this Agreement, except that Company Shareholders shall be entitled to assign their rights to the General Escrow Shares or General Escrow Dividends by will, by the laws of intestacy or by other operation of law.

(f)  No Liability of the Escrow Agent. In holding and administering the General Escrow Shares and General Escrow Dividends, the Escrow Agent will incur no liability with respect to any action taken by it in reliance upon any written notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the Representative (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Escrow Agent’s own willful misconduct or gross negligence. In all questions arising under this Agreement with respect to the General Escrow Shares and General Escrow Dividends, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent will not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, except for the Escrow Agent’s own willful misconduct or gross negligence.

Section 1.8  Surrender of Shares; Stock Transfer Books.

(a)  At the Closing, the Company Stockholder will surrender Company Stockholder’s Certificate(s) to Buyer (“Certificate”). Until so surrendered, such Certificate(s) will represent solely the right to receive the Merger Consideration relating thereto, subject to the withholding of General Escrow Shares pursuant to Section 1.7.

(b)  At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any Company Common Stock, options or warrants thereafter on the records of the Company. If, at or after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they will be canceled and exchanged for Merger Consideration as provided in Section 1.6, subject to the withholding of General Escrow Shares pursuant to Section 1.7.

(c)  In the event any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Buyer will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with Section 1.6, subject to the withholding of General Escrow Shares pursuant to Section 1.7, if the Person to whom the Merger Consideration is paid will, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

Section 1.9  Adjustments for Capital Changes. If prior to the Merger, Buyer or Company recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Buyer Common Stock into which the Company shares are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Company shares and the holders of Buyer shares.

Section 1.10  Further Assurances. The Company agrees that if, at any time before or after the Effective Time, Buyer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Buyer title to any property or rights of Company, Buyer and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purpose of this Agreement, in the name of Company or otherwise.

Section 1.11  Securities Law Issues. Based in part on the representations of the Company Stockholder made herein, Buyer Common Stock to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 under Regulation D promulgated under the Securities Act and applicable state securities laws.

ARTICLE II

Representations and Warranties of Company And Company Stockholder

Except as set forth in the Company Disclosure Letter attached to this Agreement (the “Company Disclosure Letter”), the Company and the Company Stockholder, jointly and severally, represent and warrant to the Buyer as follows:

Section 2.1  Organization, Qualification and Corporation Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as is now being conducted and proposed to be conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company, and (b) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has furnished to Buyer true, correct and complete copies of its Articles of Incorporation and Bylaws.

For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect is caused by results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (iii) changes in the trading prices for such entity’s capital stock.

Section 2.2  Capitalization; Subsidiaries.

(a)  The authorized capital stock of the Company consists of 3,000 shares of common stock, $1.00 par value, of which 100 shares are issued and outstanding (the “Company Stock”) to the individuals listed in Section 2.2(a) of the Company Disclosure Letter. Other than common stock, there are no other classes, series or types of stock for the Company. The Company Stockholder holds good and marketable title to such Company Stock, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than normal restrictions on transfer under applicable federal and state securities laws). All issued and outstanding shares of Company Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the Articles of Incorporation or Bylaws of Company, or any agreement or document to which Company is a party or by which it is bound and have been offered, issued, sold and delivered by Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. The Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. There is no liability for dividends accrued but unpaid with respect to the Company’s outstanding securities.

(b)  Except as disclosed in Section 2.2(b) of the Company Disclosure Letter, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. The Company has delivered to the Buyer, a correct and complete list of each Company option and Company warrant outstanding as of the date hereof, including the name of the holder of such Company option or Company warrant, any plan pursuant to which such Company Option was issued, the number of shares covered by such Company option or Company warrant, the per share exercise price of such Company option or Company warrant and the vesting commencement date and vesting schedule applicable to each such Company option, including the number of shares vested as of the date of this Agreement. The terms of the options or warrants permit the assumption or substitution of options to purchase Company Common Stock provided in this Agreement, without the consent or approval of the holders of such securities, the Company Stockholder, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. No outstanding options or warrants will be accelerated in connection with the Merger.

(c)  Except as disclosed in Section 2.2(c) of the Company Disclosure Letter the Company does not have any direct or indirect Subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

For purposes of this Agreement, the term “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 2.3  Ownership of Shares.

(a)  The Company Stockholder is the record and beneficial owner of, and have good and valid title to, all of the Company Common Stock, which Company Common Stock (i) is free and clear of all liens, mortgages, encumbrances, pledges, claims, options, charges, easements, restrictions, covenants, conditions of record, encroachments, security interests and claims of every kind and character (each, a “Lien”) and (ii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(b)  There are no outstanding existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company Stockholder is a party obligating the Company Stockholder to issue, transfer or sell any Company Stock or other equity interest in the Company or securities convertible into or exchangeable for such shares or equity interests or (ii) voting trusts, stockholders’ agreements or similar agreements to which the Company Stockholder is a party with respect to the voting of the Company Stock owned by such Company Stockholder.

Section 2.4  Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Certificate of Merger as required by Delaware Law, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and the Company Stockholder and, subject to the filing of the Certificate of Merger as required by Delaware Law, no other corporate proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Buyer and Buyer Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at law or in equity).

Section 2.5  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Company and the Company Stockholder does not, and the consummation by the Company and the Company Stockholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, court order, judgment or decree applicable to the Company, its Subsidiaries or the Company Stockholder or by which any of their property is bound, (ii) violate or conflict with the Articles of Incorporation or Bylaws (or comparable organizational documents) of the Company or its Subsidiaries, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or its Subsidiaries pursuant to, any contract, instrument, Permit or license to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Material Adverse Effect on the Company.

(b)  Except for the filing of the Certificate of Merger and any applicable requirements, if any, under “takeover” or “blue sky” laws of various states, neither the Company nor any of its subsidiaries is required to submit any notice, report or other filing with any federal, state or local or foreign government, political subdivision thereof, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on the Company. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by the Company or its Subsidiaries in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on the Company.

Section 2.6  Financial Statements; Debt.

(a)  Attached as Section 2.6(a) of the Company Disclosure Letter are the Company’s audited balance sheet dated as of December 31, 2004, income statement and statement of cash flows for the year then ended and (ii) the Company’s unaudited balance sheet (the “Company Balance Sheet”), statement of cash flows and income statement each dated as of the Closing Date (the “Closing Balance Sheet Date”) (all such financial statements being collectively referred to herein as the “Company Financial Statements”). The Company Financial Statements (a) are in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified and (c) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”).

(b)  The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Company Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.

(c)  Working Capital. The Company shall have sufficient Working Capital, which the Company has determined to be at least $100,000, immediately after the Closing to operate their respective businesses as currently conducted and currently proposed to be conducted.

For purposes of this Agreement, “Working Capital” shall mean the difference between (x) the sum of the non-cash current assets of the Company and (y) the current liabilities of the Company.

Section 2.7  Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to the Company or any Subsidiary:

(a)  Except as disclosed in Section 2.7(a) of the Company Disclosure Schedule, any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon;

(b)  any material loss of customers. Set forth on Section 2.7(b) of the Company Disclosure Letter is a true, correct and complete list of all customers lost in the preceding twelve (12) months, including all revenue generated from any customer generating at least 2,000 in revenue for the Company for the twelve (12) months preceding the date on which they were no longer customers;

(c)  any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

(d)  any mortgage, encumbrance or lien placed on any of the properties thereof;

(e)  any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

(f)  Except as disclosed in Section 2.7(f) of the Company Disclosure Schedule, any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;

(g)  any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

(h)  any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

(i)  any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

(j)  Except as disclosed in Section 2.7(j) of the Company Disclosure Schedule, any change with respect to the management, supervisory or other key personnel thereof;

(k)  any payment or discharge of a material lien or liability thereof which lien was not either shown on the Company Balance Sheet or incurred in the ordinary course of business thereafter; or

(l)  any obligation or liability incurred thereby to any of its officers, directors or stockholders or any loans or advances made thereby to any of its officers, directors or stockholders except normal compensation and expense allowances payable to officers.

Section 2.8  Tax Matters.

(a)  The Company and its Subsidiaries have timely filed all Tax Returns that each was required to file, and all such Tax Returns were correct and complete in all material respects. All Tax liabilities of the Company and its Subsidiaries for all taxable periods or portions thereof ending on or prior to the Effective Time have been, or will be prior to the Effective Time, timely paid or are adequately reserved for in the Company Financial Statements, other than such Tax liabilities as are being contested in good faith by the Company or its Subsidiaries. There are no ongoing federal, state, local or foreign audits or examination of any Tax Return of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time, nor has any such waiver or extension been required with respect to a Tax assessment or deficiency. No claim has ever been made by an authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)  The Company and its Subsidiaries have withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by the Company or its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)  There is no dispute or claim concerning any Tax liability of the Company or its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company has Knowledge.

(d)  The Company Stockholder shall have paid any taxes resulting from the declaration, setting aside or payment of any dividend to the Company stockholders, including, but not limited to any dividends issued in connection with the cancellation or repayment of any shareholder loans.

(e)  For purposes of this Agreement:

(i)  “Knowledge” or words of similar import means all information that is actually known, following reasonable investigation, and in the case of the Company, by the individuals set forth on Section 2.15(a) of the Company Disclosure Letter.

(ii)  “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by a Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and any amounts of Taxes of a third Person that a Person or any Subsidiary of such Person is liable to pay by law or otherwise; and

(iii)  “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including any schedules, attachments or amendments thereto.

Section 2.9  Title to Properties. Except as set forth in the Company Disclosure Letter, the Company has good and marketable title to all of its assets as shown on the Company Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company or any its Subsidiaries is a party are fully effective and afford the Company or its Subsidiaries peaceful and undisturbed possession of the subject matter of the lease. Neither the Company nor any of its Subsidiaries is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), or has received any notice of violation with which it has not complied.

Section 2.10  Environmental Matters.

(a)  During the period that the Company has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. The Company has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,”“release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”). For the purposes of this Agreement “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,”“pollutant,”“contaminant,”“toxic chemical,”“hazardous materials,”“toxic substance” or “hazardous chemical” under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

(b)  None of the properties or facilities of the Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that the Company has owned or leased its properties and facilities, to the Company’s knowledge, no third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

(c)  During the time that the Company has owned or leased its properties and facilities, there has been no litigation brought or threatened against the Company by, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

Section 2.11  Intellectual Property.

(a)  The term “Intellectual Property” means any (i) patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information (including customer lists, training materials and related matters, research and marketing and sales plans), whether or not patented or patentable, (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, (vii) all common law trademarks and service marks used by the Company or its Subsidiaries and (viii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world. The term “Company IP” means any Intellectual Property used or held for use by the Company or its Subsidiaries, in the conduct of their businesses as currently conducted and currently proposed to be conducted.

(b)  Section 2.11(b) of the Company Disclosure Letter sets forth a true, correct and complete list (including, the owner, title, registration or application number and country of registration or application, as applicable) of all of the following Company IP: (i) registered trademarks, (ii) applications for trademark registration, (iii) domain names, (iv) patents, (v) applications for patents, (vi) registered copyrights (vii) applications for copyright registration and (viii) licenses of all Intellectual Property (other than off-the-shelf business productivity software that is the subject of a shrink wrap or click wrap software license agreement (“Desktop Software”)) to or from the Company. The Company has delivered or made available to Buyer prior to the execution of this Agreement true, complete and correct copies of all licenses of Company IP both to and from the Company and its Subsidiaries, except Desktop Software.

(c)  The Company IP set forth on Section 2.11(b) of the Company Disclosure Letter constitutes all of the Intellectual Property used by and necessary for the Company and its Subsidiaries to operate their respective business as currently conducted and currently proposed to be conducted. The Company or its Subsidiaries owns all legal and beneficial right, title and interests in the Company IP, and the Company or its Subsidiaries has the valid, sole and exclusive right to use, assign, transfer and license all such Company IP for the life thereof for any purpose, free from (i) any Liens, and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

(d)  All patent, trademark, service mark, copyright, patent and domain name registrations or applications set forth on Section 2.11(b) of the Company Disclosure Letter are in full force and effect and have not been abandoned, dedicated, disclaimed or allowed to lapse for non-payment of fees or taxes or for any other reason.

(e)  None of the Company IP owned by the Company or its Subsidiaries has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding. To the Knowledge of the Company, none of the Company IP used (but not owned) by the Company or its Subsidiaries has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding.

(f)  Neither the Company nor its Subsidiaries has received any written notices of, or has Knowledge of, any infringement or misappropriation by or of, or conflict with, any third party with respect to the Company IP or Intellectual Property owned by any third party. Neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property of any third party. The operation of the Company and its Subsidiaries does not, as currently conducted and currently proposed to be conducted, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party.

(g)  The transactions contemplated by this Agreement will not affect the right, title and interest of the Company or its Subsidiaries in and to the Company IP, and each of the Company and its Subsidiaries has taken all necessary action to maintain and protect the Company IP set forth on Section 2.11(b) of the Company Disclosure Letter and, until the Effective Time, will continue to maintain and protect such Company IP so as to not materially adversely affect the validity or enforceability of such Company IP.

(h)  To the Knowledge of the Company, no officer, employee or director or the Company or its Subsidiaries is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of the Company or its Subsidiaries, the use of such person’s best efforts to promote the interests of the Company and its Subsidiaries or the Company’s or its Subsidiary’s business as conducted or as currently proposed to be conducted by the Company and its Subsidiaries. No prior employer of any current or former employee of the Company or its Subsidiaries has any right, title or interest in the Company IP and to the Knowledge of the Company, no person or entity has any right, title or interest in any Company IP. It is not and will not be with respect to the business as currently proposed to be conducted necessary for the Company or its Subsidiaries to use any inventions of any of its employees made prior to their employment by the Company or its Subsidiaries.

Section 2.12  Material Agreements.

(a)  Section 2.12 of the Company Disclosure Letter sets forth a true, correct and complete list of the following agreements (whether written or oral and including all amendments thereto) to which the Company or its Subsidiaries is a party or a beneficiary or by which the Company or its Subsidiaries or any of their respective assets are bound (collectively, the “Material Agreements”):

(i)  any real estate leases;

(ii)  any other agreement for the provision of services by the Company or its Subsidiaries that have accounted for revenues of more than $25,000 per annum during any month since the Balance Sheet Date;

(iii)  any agreement creating, evidencing, securing, assuming, guaranteeing or otherwise relating to any debt for which the Company or its Subsidiaries is liable or under which it has imposed (or may impose) a Lien on any of the assets, tangible or intangible, of the Company or its Subsidiaries;

(iv)  any capital or operating leases or conditional sales agreements relating to personal property of the Company or its Subsidiaries;

(v)  any supply or manufacturing agreements or arrangements pursuant to which the Company or its Subsidiaries is entitled or obligated to acquire any assets from a third party with a fair market value in excess of $25,000;

(vi)  any insurance policies;

(vii)  any employment, consulting, noncompetition, or separation agreements or arrangements;

(viii)  any agreement with or for the benefit of any Company Stockholder, officer, director or employee of the Company, or any Affiliate of the Company, or any Person controlled by such individual or family member thereof;

(ix)  any license to which the Company or its Subsidiaries is a party;

(x)  any agreement in which the Company or its Subsidiaries has granted rights to license, sublicense or copy, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(xi)  any written arrangement establishing a partnership or joint venture;

(xii)  a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

(xiii)  any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; and

(xiv)  any other agreement or arrangement pursuant to which the Company or its Subsidiaries could be required to make or be entitled to receive aggregate payments in excess of $25,000 or entered into outside of the ordinary course of business.

For purposes of this Agreement, “Affiliate” means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any Person.

(b)  The Company has delivered to or made available to Buyer a true, correct and complete copy of each Material Agreement and a written summary of each oral Material Agreement. With respect to each Material Agreement:

(i)  each Material Agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Company or its Subsidiaries and, to the Knowledge of the Company, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought);

(ii)  each Material Agreement will continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and to the Knowledge of the Company against each other party thereto, immediately following the Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) as in effect prior to the Closing; and

(iii)  neither the Company nor its Subsidiaries is in breach or default, and, to the Knowledge of the Company, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement.

Section 2.13  Insurance.

(a)  Section 2.13 of the Company Disclosure Letter sets forth a true, correct and complete list of each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.13 of the Company Disclosure Letter sets forth a true, correct and complete list of each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

(b)  The Company is not in breach or default, and does not anticipate being in breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any written notice or, to the Knowledge of the Company, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

Section 2.14  Litigation. Except as set forth in the Company Disclosure Letter,

(a)  There are no claims, actions, suits, proceedings or investigations of any nature pending or, to the Knowledge of the Company, threatened against the Company or any properties or rights of the Company, before any court, administrative, governmental or regulatory authority or body. The Company is not subject to any order, judgment, injunction or decree.

(b)  There are no agreements or other documents or instruments settling any material claim, complaint, action, suit or other proceeding against the Company.

Section 2.15  Employees.

(a)  Set forth on Section 2.15(a) of the Company Disclosure Letter is a true, correct and complete list of all current employees of the Company and its Subsidiaries, including date of employment, current title and compensation (including commissions, bonus and other compensation), and date and amount of last increase in compensation. None of the Company’s employees are members of a labor union. The Company is not a party to any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and to the Knowledge of the Company, there is no organization effort currently being made by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries. The Company has not experienced, and to the Knowledge of the Company, there is no basis for, any strike, grievances, claims of unfair labor practices, material labor trouble, work stoppage, slow down or other interference with or impairment of the business of Company.

(b)  To the Knowledge of the Company, no employee has any plans to terminate employment with the Company within six months of the date hereof.

(c)  The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Knowledge of the Company, threatened, between the Company and its employees.

(d)  Section 2.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of Persons whose employment has been terminated by the Company in the 90 days prior to Closing.

Section 2.16  Employee Benefits.

(a)  Neither the Company, its Subsidiaries nor any predecessor in interest thereof has maintained, or currently maintains, any Employee Benefit Plan. At no time has the Company, its Subsidiaries or any ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Company, its Subsidiaries nor any predecessor in interest thereof has any liabilities or obligations with respect to any Employee Benefit Plan.

(b)  Section 2.16(b) of the Company Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Company or its Subsidiaries, including (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G(b)(1) of the Code; and (iii) agreement or plan binding the Company or its Subsidiaries, including any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(c)  For purposes of this Agreement:

(i)  “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation; and

(ii)  “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or its Subsidiaries.

Section 2.17  Permits. Section 2.17 of the Company Disclosure Letter sets forth a true, correct and complete list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including those issued or required under applicable export laws or regulations) (“Permits”) issued to or held by the Company and its subsidiaries. Such listed Permits are the only Permits that are required for the Company and its subsidiaries to conduct their business as presently conducted. Each such Permit is in full force and effect and to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

Section 2.18  Broker’s Fees. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its subsidiaries has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.19  Books and Records.

(a)  The books, records and accounts of the Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Financial Statements.

(b)  The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.20  Banking Relationships and Investments. Section 2.20 of the Company Disclosure Letter sets forth sets forth a true, correct and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. Section 2.20 of the Company Disclosure Letter sets forth a true, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the “Investments”). The Company has good and legal title to all Investments.

Section 2.21  Disclosure. No representation or warranty by the Company contained in this Agreement, including any statement contained in the Company Disclosure Letter or any document delivered in connection herewith, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE III

Representations and Warranties of Buyer and Buyer Sub

Except as set forth in the Buyer Disclosure Letter attached to this Agreement (the “Buyer Disclosure Letter”), Buyer and Buyer Sub, jointly and severally, represent and warrant to the Company and the Company Stockholder as follows:

Section 3.1  Organization, Qualification and Corporation Power. Each of Buyer and Buyer Sub as of the Effective Time (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and proposed to be conducted, and (b) is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of clause (b) for failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Buyer. Buyer Sub is a wholly owned Subsidiary of Buyer.

Section 3.2  Authority Relative to this Agreement. As of the Effective Time each of Buyer and Buyer Sub has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Certificate of Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and Buyer Sub and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Sub and, subject to the filing of the Certificate of Merger, no other corporate proceeding is necessary for the execution and delivery of this Agreement by Buyer and Buyer Sub, the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby. As of the Effective Time this Agreement has been duly executed and delivered by Buyer and Buyer Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Company Stockholder, constitutes a legal, valid and binding obligation of each of Buyer and Buyer Sub, enforceable against each in accordance with its terms, except that (a) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at law or in equity).

Section 3.3  Capitalization.

(a)  The authorized capital stock of Buyer consists of 600,000,000 shares of common stock, $0.001 par value (the “Buyer Common Stock”), 5,000,000 shares of preferred stock, $0.001 par value (the “Buyer Preferred Stock”) and 35,425 shares of Series A Convertible Preferred Stock, $0.001 par value (the “Series A Preferred Stock”). As of March 16, 2005, (i) 350,918,011 shares of Buyer Common Stock were issued and outstanding and 35,425 shares of Series A Preferred Stock were issued and outstanding and (ii) 6,000,000 shares of Buyer Common Stock were reserved for issuance under the Buyer’s 2001 Equity Performance Plan (the “Plan”), which shares issuable under the Plan are pending approval from the Buyer stockholders. All of the issued and outstanding shares of Buyer Common Stock and Series A Preferred Stock (i) have been duly authorized and validly issued; (ii) are fully paid and nonassessable; (iii) are free and clear of all Liens; and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). The certificates representing the Buyer Common Stock are in proper form for the enforcement of the rights and limitations of rights pertaining to such Shares which are set forth in Buyer’s certificate of incorporation, as amended, and bylaws. There are no declared or accrued but unpaid dividends with respect to any Buyer Common Stock. All shares of Buyer Common Stock were issued in compliance with applicable law.

(b)  Except as disclosed on Section 3.3(b) of the Buyer Disclosure Letter, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Buyer or any of its subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, Buyer or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Buyer or any of its Subsidiaries or (iii) voting trusts or similar agreements to which Buyer or any of its Subsidiaries is a party with respect to the voting of the capital stock of Buyer or any of its Subsidiaries.

(c)  The authorized capital stock of Buyer Sub consists of 1,000 shares of common stock, $0.001 par value (the “Buyer Sub Common Stock”), of which 1,000 shares were issued and outstanding. Buyer owns all of the issued and outstanding shares of Buyer Common Stock. Buyer owns all of the issued and outstanding shares of Buyer Sub Common Stock. All of the issued and outstanding shares of Buyer Sub Common Stock (i) have been duly authorized and validly issued; (ii) are fully paid and nonassessable; (iii) are free and clear of all Liens; and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All shares of Buyer Sub Common Stock were issued in compliance with applicable law.

Section 3.4  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by each of Buyer and Buyer Sub do not, and the consummation by each of them of the transactions contemplated hereby will not, (i) conflict with or violate any law, court order, judgment or decree applicable to Buyer or Buyer Sub or by which any of their respective property is bound, (ii) violate or conflict with the articles of incorporation or bylaws (or comparable organizational documents) of any of Buyer or Buyer Sub, or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer or any of its Subsidiaries pursuant to, any contract, instrument, Permit or license to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or their respective property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Material Adverse Effect on Buyer.

(b)  Except for the filing of the Certificate of Merger, and applicable requirements, if any, under “takeover” or “blue sky” laws of various states, none of Buyer or Buyer Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on Buyer. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by Buyer or Buyer Sub in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on Buyer.

Section 3.5  SEC Reports. Buyer has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by Buyer with the Securities and Exchange Commission (“SEC”) since December 31, 2003. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that Buyer may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (including any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there has not been any Material Adverse Effect with respect to Buyer that would require disclosure under the Securities Act.

Section 3.6  Buyer Sub. Buyer Sub is not and has never been a party to any material agreement and has not conducted any activities other than in connection with the organization of Buyer Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Buyer Sub has not incurred or assumed any expenses or liabilities prior to the Closing.

Section 3.7  Broker’s Fees. Neither Buyer nor Buyer Sub has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.8  Restrictions on Transfer. Buyer and Buyer Sub have no Knowledge of any restrictions on the transfer of Buyer Common Stock issuable under this Agreement, other than as required by law or as set forth in the Merger Documents.

Section 3.9  Disclosure. No representation or warranty by Buyer or Buyer Sub contained in this Agreement, including any statement contained in the Buyer Disclosure Letter or any document delivered in connection herewith, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE IV

Further Covenants and Assurances

Section 4.1  Securities Laws.

(a)  Buyer, Buyer Sub and the Company will take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock in connection with the Merger. The Company will use commercially reasonable efforts to assist Buyer as may be necessary to comply with such securities and blue sky laws.

(b)  So long as Buyer or any successor entity has securities registered under Securities Act or the Exchange Act, Buyer or such successor entity will file all reports required to be filed by it under the Securities Act and the Exchange Act, all to the extent required pursuant to Rule 144 to enable stockholders, who may receive Buyer Common Stock under this Agreement, to sell Buyer Common Stock pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

Section 4.2  Public Announcements. Buyer and the Company will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof. In addition, the Company will, and will cause its Subsidiaries to consult with Buyer regarding communications with customers, stockholders and employees relating to the transactions contemplated by this Agreement.

Section 4.3  Closing Balance Sheet; Audited Financial Statements.

(a)  Within thirty (30) days of the Closing, the Company shall deliver to the Buyer revised Company Financial Statements reflecting post-Closing adjustments, along with a certificate executed by the Company Stockholder that the revised Company Financial Statements (a) are in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified and (c) have been prepared in accordance with GAAP.

(b)  At the Buyer’s discretion, and at the sole cost and expense of the Surviving Corporation, promptly after the Effective Time, a qualified certified public accountant shall be provided with access to the Books and Records and financial information of the Company and shall prepare an audited balance sheet dated as of the Closing Date of the Company (“Audited Balance Sheets”). The Audited Balance Sheets shall (a) be prepared in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified and (c) have been prepared in accordance with GAAP.

Section 4.4  Adjustments in Merger Consideration. The Merger Consideration due and payable to the Company Stockholder in accordance with Section 1.6 will be adjusted as follows:

(a)  Reductions in Merger Consideration Prior to the Closing. If the Closing Balance Sheet of the Company (the “Closing Balance Sheet”) reveals less than an aggregate of $100,000 in Working Capital, the Cash Consideration shall be reduced by one dollar for every dollar of Working Capital less than $100,000 reflected in the Closing Balance Sheet.

(b)  Reductions in Merger Consideration After Closing. If the Audited Balance Sheet of the Company reveals less than an aggregate of $100,000 of Working Capital not reported on the Closing Balance Sheet, the Stock Consideration (or Company Stockholder may elect to pay in cash at his sole discretion) shall be reduced by one dollar for every dollar Working Capital less than $100,000 reflected in the Closing Balance Sheet.

(c)  Further Reductions in Merger Consideration After Closing. The General Escrow Stock shall be forfeited if any contract that accounts for more than 10% of the Company’s revenue on a trailing twelve month basis as of the Closing Date is not renewed or is terminated for any reason (at the election of the 10% Customer) at any time during the eighteen (18) months immediately following the Closing. Notwithtstanding anything to the contrary herein, the Escrow Stock shall not be forfeited (i) if the 10% Customer contract is terminated by the 10% Customer due to an action or inaction of the Buyer or (ii) if a 10% Customer continues to generate at least 85% of the 10% Customer Revenue during each Trailing Twelve Month Period.

For purposes of this Agreement, a “10% Customer” shall mean any customer that accounted for at least 10% of the Company’s revenue during the twelve months immediately preceding the Closing.

For purposes of this Agreement, “10% Customer Revenue” shall mean the revenue generated by the 10% Customer during the twelve months immediately preceding the Closing.

For purposes of this Agreement, a “Trailing Twelve Month Period” shall mean any consecutive twelve month period between the date that is twelve (12) months immediately preceding the Closing and the date that is eighteen (18) months immediately following the Closing.

All calculations of 10% Customer Revenue in this Section 4.4(c) shall be adjusted to exclude any decrease in 10% Customer Revenue that directly results from any state public utility commission order, Federal Communications Commission rule or regulation, state or federal legislation that is passed and enacted after the Closing Date.

Section 4.5  Tax Obligations. The Stockholder shall pay any corporate tax due from the declaration, setting aside or payment of any dividend to the Stockholders in connection with the cancellation or repayment of any shareholder loans or any taxes associated with the recognition of any income by the Company as a direct result of the closing of this Merger and the closing of the Company’s taxable year.

ARTICLE V

Conditions of Merger

Section 5.1  Conditions to Obligations of Buyer and Buyer Sub to Effect the Merger. The obligations of Buyer and Buyer Sub to effect the Merger will be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

(a)  Representations and Warranties. Those representations and warranties of the Company and Company Stockholder set forth in this Agreement will be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties will be true and correct as of such date). Buyer shall receive a certificate to such effect executed by the Company’s Chief Executive Officer.

(b)  Agreements and Covenants. The Company and Company Stockholder shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company and the Company Stockholder required to be performed or complied with by it under this Agreement. The Buyer shall receive a certificate to such effect executed by the Company’s Chief Executive Officer.

(c)  Certificate of Secretary. Buyer will have received from the corporate secretary of the Company a certificate (i) certifying the Company Articles of Incorporation, (ii) certifying the bylaws of the Company, (iii) certifying the resolutions of the board of directors of the Company, (vi) certifying the resolutions of the stockholders of the Company and (v) attesting to the incumbency of the officers of the Company.

(d)  Required Consents. Any consent, authorization, order or approval of (or filing or registration with) any third party identified by Buyer on Schedule 5.1(d)(1) will have been obtained or made, except in the case of the state public utility commissions or secretaries of state, as applicable, listed on Schedule 5.1(d)(2) for which notices shall have been provided or consents filed, as applicable prior to the Closing.

(e)  Certificates. The Company shall have delivered to the Buyer (i) tax and corporate good standing certificates issued by the appropriate governmental authority, as of the most recent practicable date, which date shall be within one hundred twenty (120) days of the Closing, as to the good standing of the Company in the State of Delaware and in each jurisdiction in which it is qualified to do business, except in those states where the annual tax filing is less than $1,000, (ii) certificates as to the Company’s compliance with USF and Federal excise taxes and (iii) stock certificates evidencing ownership of Company shares. Nothing in this Section 5.1(e) shall relieve the Company disclosing any exceptions to the representation made in Section 2.1 of this Agreement.

(f)  Broker’s Fees. The Company shall have paid any outstanding fee or commission to any broker, investment banking firm, finder or agent, including, but not limited to Legacy Advisors, that was incurred or may have been incurred by the Company in connection with the transactions contemplated by this Agreement or obtain a release from any such broker, investment banking firm, finder or agent claiming such a fee. Notwithstanding anything to the contrary in this Agreement, if the Company shall not have complied with this closing condition to the Buyer’s satisfaction, the Buyer may withhold up to $200,000 from the Cash Consideration until such time as the Company shall have paid all outstanding fees or commission described herein or obtained release from any investment banking firm, finder or agent claiming such a fee.

(g)  Legal Opinion. Buyer will have received an opinion, dated the Closing Date, of counsel to the Company, in substantially the form of Exhibit A attached hereto.

(h)  Closing Balance Sheet and Income Statement. Buyer will have received from the Company, a projected closing balance sheet and income statement, dated as of the Closing Date, attached hereto as Exhibit B.

(i)  Consulting Agreements. The Surviving Corporation and DNK ENTERPRISES II, INC. will have executed Consulting Agreements in substantially the form of Exhibit C attached hereto dated on or before the Closing Date (to become effective on the Closing Date).

(j)  Employment Agreement. The Surviving Corporation and Douglas C. Bethell will have executed an Employment Agreement in substantially the form of Exhibit D attached hereto dated on or before the Closing Date (to become effective on the Closing Date.

(k)  Registration Rights Agreement. The Buyer and the Company Stockholders shall have executed and delivered the Registration Rights Agreement in the form attached to this Agreement as Exhibit E (the “Registration Rights Agreement”).

(l)  Completion of Audit. The Buyer shall have had, at its sole cost and expense, a qualified certified public accountant conduct a preliminary audit of the balance sheet, income statement and statement of cash flows for the year ended December 31, 2004. The Company shall have provided the Buyer’s auditor with access to the Books and Records and financial information of the Company.

(m)  Banking Information. Buyer will have received from the Company within five (5) days of Closing, a list of signature cards and account statements for all banks and financial institutions listed in Section 2.20 of the Company Disclosure Letter, including, but not limited to Brotherhood Bank and Trust and Bank of America.

(n)  Escrow. Buyer shall have received an Escrow Agreement executed by Buyer, the Escrow Agent and the Representative, providing for the escrow of the General Escrow Shares on the terms and conditions of the Escrow Agreement in a form that is mutually acceptable to Buyer and the Company.

(o)  Existing Services Agreement. The Company and AFN Services, Inc., a Nevada corporation (“AFN Services”) shall have terminated that certain Services Agreement, dated October 10, 2004, by and between the Company and AFN Services (the “Existing Services Agreement”).

(p)  New Services Agreement. The Buyer and AFN Services shall have entered into an agreement pursuant to which the Buyer assumes the management services due the Company under the Existing Services Agreement and pursuant to which AFN Services will pay the Buyer for providing such services.

Section 5.2  Conditions to Obligations of the Company and the Company Stockholder to Effect the Merger. The obligations of the Company and the Company Stockholder to effect the Merger will be further subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

(a)  Representations and Warranties. Those representations and warranties of Buyer and Buyer Sub set forth in this Agreement will be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations will be true and correct as of such date). The Company shall receive a certificate to such effect executed by the Buyer’s Chief Executive Officer.

(b)  Agreements and Covenants. Buyer and Buyer Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Buyer and Buyer Sub required to be performed or complied with by them under this Agreement. The Company shall receive a certificate to such effect executed by the Buyer’s Chief Executive Officer.

(c)  Certificate of Secretary. The Company will have received from the corporate secretary of each of Buyer and Buyer Sub a certificate (i) certifying Buyer’s Certificate of Incorporation, Buyer’s Certificate of Incorporation and Buyer Sub’s Articles of Incorporation, (ii) certifying the bylaws of Buyer and Buyer Sub, (iii) certifying the resolutions of the board of directors of Buyer and Buyer Sub and (iv) certifying the resolutions of the stockholder of Buyer Sub.

(d)  Consulting Agreements. The Surviving Corporation and DNK ENTERPRISES II, INC. will have executed Consulting Agreements in substantially the form of Exhibit C attached hereto dated on or before the Closing Date (to become effective on the Closing Date).

(e)  Employment Agreement. The Surviving Corporation and Douglas C. Bethell will have executed an Employment Agreement in substantially the form of Exhibit D attached hereto dated on or before the Closing Date (to become effective on the Closing Date.

(f)  Registration Rights Agreement. The Buyer and the Company Stockholders shall have executed and delivered the Registration Rights Agreement in the form attached to this Agreement as Exhibit E.

(g)  Completion of Audit. The Buyer shall have completed the audit described in Section 5.1(l) above.

(h)  Escrow. The Company shall have received an Escrow Agreement executed by Buyer, the Escrow Agent and the Representative, providing for the escrow of the General Escrow Shares on the terms and conditions of the Escrow Agreement in a form that is mutually acceptable to Buyer and the Company.

(i)  Existing Services Agreement. The Company and AFN Services shall have terminated Existing Services Agreement.

(j)  New Services Agreement. The Buyer and AFN Services shall have entered into an agreement pursuant to which the Buyer assumes the management services due the Company under the Existing Services Agreement and pursuant to which AFN Services will pay the Buyer for providing such services.

ARTICLE VI

Survival and Indemnification

Section 6.1  Survival of Representations. All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other parties to this Agreement, until the earlier of the termination of this Agreement or two (2) years after the Closing Date, except as related to Tax matters which shall survive for three (3) years from the date that a relevant tax return is due (the “Survival Period”), whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). The parties’ post-closing remedies for a breach are not limited by the pre-closing discovery of a breach.

Section 6.2  Indemnification of Buyer, Buyer Sub and the Surviving Corporation. Subject to that certain side letter dated as of June 30, 2005 by Mobilepro to Douglas C. Bethell (the “Side Letter”) and the limitations set forth in this Article VI, the Company and Company Stockholder agree to jointly and severally indemnify and hold harmless Buyer, Buyer Sub and the Surviving Corporation and its officers, directors, agents and employees, and each person, if any, who controls or may control Buyer, Buyer Sub or the Surviving Corporation within the meaning of the Securities Act from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as “Damages”):

(a)  Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Company in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company pursuant hereto;

(b)  Resulting from any failure of the Company Stockholder to have paid any taxes resulting from the declaration, setting aside or payment of any dividend to the Stockholders, including, but not limited to any dividends issued in connection with the cancellation or repayment of any shareholder loans;

(c)  Resulting from the failure of the state public utility commissions or secretaries of state, as applicable, listed on Schedule 5.1(d)(2), to grant consents to the transfer of licenses associated resulting from the Merger;

(d)  Resulting from any failure of the Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Stock held by them, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Company Stock in favor of the Merger and the other transactions contemplated by the Merger Agreement; or

(e)  Resulting from any federal, state or local taxes that may be due in connection with payments by the Surviving Corporation to the consultants under the provisions of the Consulting Agreements.

The foregoing are collectively referred to as the “Buyer Indemnity Claims.”

Section 6.3  Indemnification of Company Stockholder and Company. Subject to the Side Letter and the limitations set forth in this Article VI, the Buyer and Buyer Sub agree to jointly and severally indemnify and hold harmless the Company Stockholder and their respective heirs, successors and assigns, and Company and its officers, directors, agents and employees, from and against any and all Damages:

(a)  Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Buyer or Buyer Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of the Buyer or Buyer Sub pursuant hereto;

(b)  Resulting from any failure of Buyer to have good, valid and marketable title to the full paid nonassessable share of Buyer Common Stock constituting all or any part of the Merger Consideration, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to cause all of the shares representing such Buyer Common Stock to be issued to the Company Stockholder in connection with the conversion of each share of the Company Stock as contemplated by the Merger Agreement; or

(c)  of the Company to the extent that the federal and state combined tax liability exceeds $200,000, provided, however, that such sum does not include any federal and state tax attributable to the assets distributed by the Company to the Company Stockholder as a result of repayment of his loan through a distribution or dividend by the Company, which tax remains the personal obligation of the Company Stockholder.

The foregoing are collectively referred to as the “Company Stockholder and Company Indemnity Claims.” The Company Stockholder and Company Indemnity Claims together with the Buyer Indemnity Claims are collectively referred to as the “Indemnity Claims.”

Section 6.4  General Notice and Procedural Requirements for Indemnity Claims. Notwithstanding the foregoing, the party or person having the indemnity obligation under this Article VI (the “Indemnifying Party”), shall be obligated to indemnify and hold harmless the party or person entitled to indemnity under this Article VI (the “Indemnified Party”), only with respect to any Indemnity Claims of which the Indemnified Party notifies with specificity the Indemnifying Party in accordance with Section 7.1 of this Agreement and, if applicable, within the following time period: (i) with regard to any representation or warranty under this Agreement, prior to the end of the Survival Period of such representation or warranty; or (ii) with regard to any covenant under this Agreement which by its terms expires, prior to the end of the survival period relating to such covenant.

Section 6.5  Notice and Procedural Requirements for Third Party Claims. If a complaint, claim or legal action is brought by a third party (a “Third Party Claim”) as to which an Indemnified Party is entitled to indemnification, the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 7.1 of this Agreement promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided however, that any failure to provide or delay in providing such information shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby.

The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and select counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless: (i) otherwise specifically agreed by the Indemnifying Party, or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action. In the event the Indemnified Party maintains separate counsel because counsel selected by the Indemnifying Party has determined that such counsel cannot adequately represent both parties because of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party.

The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within thirty (30) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

If the Indemnifying Party assumes the defense of a Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all Damages caused or arising out of any settlement approved by the Indemnified Party or any judgment in connection with the claim or litigation.

If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of Damages caused or arising out of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim.

The Indemnifying Party may settle any Third Party Claim in its sole discretion without the prior written consent of the Indemnified Party, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other obligation on the Indemnifying Party or any liability or obligation on the Indemnified Party.

Section 6.6  Notice and Procedural Requirements for Direct Claims. Any claim for indemnification by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof in accordance with Section 7.1 of this Agreement; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby. After receiving notice of a Direct Claim, the Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party rejects such claim or does not respond within such thirty (30) day period (in which case the Indemnifying Party will be deemed to have rejected such claim), the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article VI.

Section 6.7  Maximum Liability. Notwithstanding anything to the contrary herein, in no event will an Indemnifying Party’s indemnity obligations under this Article VI exceed the aggregate amount of $1,500,000, which indemnity obligations shall be taken exclusively from the General Escrow Shares only in the case of indemnification provided by the Company Stockholder.

For purposes of calculating the indemnity obligations, the value of the Buyer Common Stock shall be the average of the closing prices of the Buyer Common Stock on the OTC Bulletin Board market on the ten trading days ending the day before the date of payment of any indemnity obligations.

Section 6.8  Basket. Notwithstanding anything to the contrary herein, in no event shall an Indemnifying Party have any liability for an indemnity obligation under this Article VI unless and until the Damages relating to the party’s Indemnity Claims exceed $50,000 in the aggregate; provided, however, that the provisions of this Section 6.8 shall not be construed to apply to the adjustments in Section 4.4 and the Side Letter. From and after the time the aggregate Damages for an Indemnified Party’s Indemnity Claims exceed $50,000, the limitation set forth in this Section 6.8 shall be of no further force and effect and the Indemnifying Party shall be liable for the entire amount of the Damages, subject to the liability limitations of Section 6.7.

ARTICLE VII

General Provisions

Section 7.1  Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by overnight courier, (b) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as will be specified by like notice, except that notices of changes of address will be effective upon receipt):

(a)  If to Buyer or Buyer Sub:

Mobilepro Corp.
6701 Democracy Blvd., Suite 300
Bethesda, MD 20817
Attention: Jay O. Wright, President and CEO
Facsimile: (301) 315-9040

With a copy (which will not constitute notice) to:

Schiff Hardin LLP
1101 Connecticut Ave., N.W., Suite 600
Washington, D.C. 20036
Attention: Ernest M. Stern, Esq.
Facsimile: (202) 778-6460

(b)  If to the Company or the Company Stockholder:

American Fiber Network, Inc.
9401 Indian Creek Parkway, Bldg. 40, Suite 140
Overland Park, KS 66210
Attention: Douglas C. Bethell
Facsimile: (913) 338-5285

For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in Washington, D.C. are authorized or required by law to close.

Section 7.2  Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs and expenses.

Section 7.3  Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4  Entire Agreement. This Agreement and the schedules and exhibits attached hereto, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.5  No Third-Party Beneficiaries. Except for the parties hereto, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 7.6  Assignment. This Agreement will not be assigned by operation of law or otherwise, except that Buyer and Buyer Sub may assign all or any of their rights hereunder to any Affiliate of Buyer; provided, however, that no such assignment will relieve the assigning party of its obligations hereunder. This Agreement will be binding upon, and will be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 7.7  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 7.8  Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

Section 7.9  Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”“includes” or “including” are used in this Agreement, they will be understood to be followed by the words “without limitation.”

Section 7.10  Construction. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 7.11  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

Section 7.12  Confidentiality. The Company and Buyer each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, the Company and Buyer each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law.

* * *

IN WITNESS WHEREOF, Buyer, Buyer Sub, the Company and the Company Stockholder have executed this Agreement as of the date first written above.

MOBILEPRO CORP.

By:
Name: Jay O. Wright
Title: President and CEO

AFN ACQUISITION CORP.

By:
Name: Jay O. Wright
Title: President and CEO

AMERICAN FIBER NETWORK, INC.

By:
Name: Douglas C. Bethell
Title: Chief Executive Officer

STOCKHOLDER

THE BETHELL FAMILY TRUST
under Trust Agreement dated June 1, 1993

By: ________________________________

Name: Douglas C. Bethell

Title: Trustee

DOUGLAS C. BETHELL, individually

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

LEGAL OPINION

A-1

EXHIBIT B

CLOSING BALANCE SHEET AND INCOME STATEMENT

B-1

EXHIBIT C

CONSULTING AGREEMENT

C-1

EXHIBIT D

EMPLOYMENT AGREEMENT

D-1

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT